Exhibit 99.1

FOR IMMEDIATE RELEASE:

FINANCIAL CONTACT:	MEDIA CONTACT
Mark Pogharian	Kirk Saville
717-534-7556	717-534-7641

THE HERSHEY COMPANY ANNOUNCES

PROPOSED OFFERING OF NOTES DUE 2020

HERSHEY, Pa., December 8, 2010 – The Hershey Company (NYSE: HSY) announced today that it is offering (the “Notes Offering”) to sell notes due 2020 (the “2020 Notes”) in a public offering.

Subject to the successful completion of this Notes Offering, The Hershey Company intends to use the net proceeds to fund its cash tender offer for any and all of its $150 million outstanding 6.95% Notes due 2012 (the “2012 Notes”) also announced today and to pay related fees and expenses. All remaining proceeds from the Notes Offering not used to purchase the 2012 Notes or to pay related fees and expenses will be used for general corporate purposes.

A registration statement relating to the Notes Offering has been filed with the United States Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell or an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes Offering may be made only by means of a prospectus supplement and the accompanying prospectus.

Copies of the prospectus supplement and the accompanying prospectus for the Notes Offering may be obtained by contacting BofA Merrill Lynch, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, toll-free at 1-800-294-1322, UBS Investment Bank, Attention: Prospectus Specialist, 299 Park Avenue, New York, New York 10171, toll-free at 1-877-827-6444 (ext. 5613884), or J.P. Morgan, 383 Madison Avenue, New York, New York 10179, collect at 1-212-834-4533.

About The Hershey Company

The Hershey Company (NYSE: HSY) is the largest producer of quality chocolate in North America and a global leader in chocolate and sugar confectionery. Headquartered in Hershey, Pa.,

The Hershey Company has operations throughout the world and more than 12,000 employees. With revenues of more than $5 billion, Hershey offers such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Twizzlers and Ice Breakers as well as the smooth, creamy indulgence of Hershey’s Bliss chocolates. Hershey is a leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark and Hershey’s Extra Dark. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger and Dagoba. For more than 100 years, The Hershey Company has been a leader in making a positive difference in the communities where we live, work and do business. Milton Hershey School, established by the company’s founder in 1909, provides a nurturing environment, quality education, housing, and medical care at no cost to children in social and financial need. The School is administered by the Hershey Trust Company, Hershey’s largest shareholder, making the students of Milton Hershey School direct beneficiaries of Hershey’s success.